CHRISTOPHER ROSSI JOINS TEREX BOARD OF DIRECTORS

NORWALK, CT, December 14, 2020 – Terex Corporation (NYSE: TEX) today announced that Christopher Rossi has been appointed to the Company’s Board of Directors, effective January 1, 2021. Mr. Rossi is President and Chief Executive Officer of Kennametal Inc., a global supplier of tooling and industrial materials. Kennametal engages in the development and application of tungsten carbides, ceramics, super-hard materials and solutions used in metal cutting and extreme wear applications. Since assuming the role in 2017, he has been leading the company through a series of initiatives to drive growth, simplify business processes and modernize manufacturing facilities. He will become the eighth current member of the Terex Board of Directors.

“I am delighted to welcome Chris Rossi to the Terex Board of Directors,” said John L. Garrison, Jr., Chairman and Chief Executive Officer and President, Terex Aerial Work Platforms. “Chris is a highly experienced leader of global businesses with a track record of leading transformation and growth under all market conditions. He is a strong proponent of a vibrant corporate culture focused on performance and accountability, and we see an excellent fit with Terex.”

Prior to joining Kennametal, Mr. Rossi held senior positions for 30 years at Dresser-Rand Group, an engineering and manufacturing company that serves customers in the petroleum and natural gas industries. At Dresser-Rand, he was part of a leadership team that led a successful transformation and annual revenue growth from $1 billion to $3 billion. Following this turnaround, Siemens purchased Dresser-Rand Group for $7.6 billion in 2015. As Chief Executive Officer, Mr. Rossi led the combining of the legacy Dresser-Rand and Siemens Compression and Modules businesses to form the Oil & Gas division of Siemens.

Mr. Rossi holds a Bachelor of Science in Mechanical Engineering from Virginia Polytechnic Institute and State University, and a Master of Business Administration in Corporate Finance and Operations Management from the University of Rochester’s Simon School of Business. He currently serves on the Kennametal Board of Directors.

About Terex

Terex is a global manufacturer of aerial work platforms and materials processing machinery. The Company designs, builds and supports products used in construction, maintenance, manufacturing, energy, minerals and materials management applications. Terex’s products are manufactured in North and South America, Europe, Australia and Asia and sold worldwide. The Company engages with customers through all stages of the product life cycle, from initial specification and financing to parts and service support. Terex uses its website (www.terex.com) to make information available to its investors and the market.

Contact Information: Randy Wilson, Director, Investor Relations (203) 221-5415 randy.wilson@terex.com